CONTACT:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A Reports Fourth Quarter 2004 Revenues of $18.2 Million, Net Income of $2.8 Million and EPS
of $0.13

NEWPORT BEACH, Calif., February 17, 2005 — SM&A (Nasdaq: WINS) today announced revenues for the fourth quarter of 2004 of $18.2 million, a 6% decrease over the $19.4 million reported for the corresponding period of 2003. Net income for the fourth quarter was $2.8 million or $0.13 per diluted share, a decrease of 24% over the $3.7 million or $0.17 per diluted share reported for the corresponding period of 2003.

Full year revenues were $69.0 million, down 9% over the $75.6 million reported for 2003. Net income for the year was $9.7 million, down 27% over the $13.3 million reported for 2003. Diluted earnings per share were $0.45, a decrease of 27% compared with the $0.62 reported for 2003. The full year earnings per diluted share were positively impacted by tax adjustments which resulted in additional earnings of $0.04 per diluted share.

Highlights

•	Cash and cash equivalents increased 25% year-over-year to $22.1 million.

•	Repurchased 625,500 shares at a cost of $4.6 million.

•	Average deployed associate headcount for the quarter was 169.

•	Increased account executive headcount year-over-year from 14 to 17.

•	Gross margin for the fourth quarter and full year was 45%.

•	Added 5 and 28 new customers during the quarter and year, respectively.

•	Shareholders’ equity increased 34% year-over-year to $32.7 million.

Commenting on the results, Steve Myers, chairman and CEO said, “Today, we are very pleased to be reporting a strong fourth quarter which grew 13% over the third quarter. We are enjoying an increase in momentum which has continued into the first quarter of 2005. The full year 2004 performance was down compared to 2003 due to client program maturation, delays in government spending caused by the war in Iraq and Afghanistan, election year uncertainties, and NASA’s reprioritization. These pressures were partially abated by our efforts to penetrate new customers in new verticals. For the year, this effort led to 28 new customers, who contributed approximately 9% of our total 2004 revenue.

“I believe the work we have done on our strategic planning will create exciting opportunities for us in 2005. We have created, under the direction of Tim Bauman, our SVP of sales and marketing, a professional sales organization that is structured to execute and be accountable for their performance. We have also continued to strengthen our infrastructure to support our planned revenue growth. In addition, by capitalizing on our internal resources as well as through the formation of strategic partnerships with firms focusing on a specific segment of the market, we are expanding both our service offering and our target markets in 2005. Among the new markets we are targeting are IT, Communications and major events. I believe that by successfully executing on all our initiatives, we will achieve the growth that we have planned for 2005,” continued Mr. Myers.

“Our financial performance remains very strong,” said Cathy Wood, chief financial officer. “We achieved a gross margin of 45% for both the fourth quarter and the full year. Despite our spending of $4.6 million to repurchase our shares, our cash and cash equivalents balance increased 25% year-over-year to $22.1 million. Our operating income in the fourth quarter increased 34% over the third quarter due to continued strong demand for our services, despite almost three weeks of holiday furloughs for many of our customers. In the fourth quarter, we recorded a tax refund that added $487,000 in net income, or $0.02 per diluted share. Without the tax refund, the company earned $0.11 per diluted share in the fourth quarter. The effective tax rate going forward is expected to be approximately 39.6%. Sector trends remain strong and with our scalable cost structure, we are well positioned for 2005,” said Ms. Wood.

Outlook

“The Company’s goal for the full year 2005 is to grow revenue by approximately 15 percent to approximately $80.0 million, compared with the $69.0 million in revenue achieved for the full year 2004. The Company expects first quarter 2005 revenue to be approximately $18.0 to $19.0 million with quarterly revenue growing sequentially through the rest of the year. Full year 2005 gross margins are expected to be approximately 44%, selling general and administrative expenses are expected to be approximately 23% of revenues due to the Company’s investment in its sales and marketing infrastructure to support revenue growth and customer diversification, and net income is expected to be approximately $0.45 to $0.47 per diluted share,” added Wood.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Thursday, February 17, 2005 to discuss the Company’s fourth quarter and 2004 year-end financial results, recent corporate developments and the outlook for 2005. To participate, callers please dial (800) 218-4007 or (303) 262-2211 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11022322#. The call replay will be available for seven days.

About SM&A

SM&A is the world’s leading provider of competition management services, and a leading provider of performance assurance services. Since 1982, SM&A has managed in excess of 900 proposals worth more than $300 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Additional information about SM&A is available on the Internet at www.smawins.com.

The statements in this press release that refer to expectations for the first quarter 2005, forecasts for the remainder of fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-Q for third quarter ended September 30, 2004, and Form 10-K for the year ended December 31, 2003. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

December 31,

	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$22,148	$17,712
Accounts receivable, net of allowance of $200 and $387 .	13,198	12,178
Prepaid expenses and other current assets	252	310
Deferred income taxes .	539	752
Total current assets .	36,137	30,952
Fixed assets, net .	1,037	723
Other assets	209	128

	$37,383	$31,803

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable .	$1,192	$683
Accrued compensation and related benefits .	1,793	3,637
Income taxes payable .	565	1,440
Net liabilities of discontinued operations .	727	1,359
Total current liabilities .	4,277	7,119
Deferred income taxes .	242	45
Other liabilities .	173	206

Total liabilities .	4,692	7,370
Commitments and contingencies
Shareholders’ equity:
Preferred stock: Authorized 10,000,000 shares. None issued and outstanding	—	—
Common stock, no par value: Authorized 50,000,000 shares. Issued and outstanding 20,218,342 and 20,336,167, respectively	50,781	52,215
Accumulated deficit .	(18,090)	(27,782)

Total shareholders’ equity .	32,691	24,433

	$37,383	$31,803

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

Years Ended December 31,

	2004	2003	2002
Revenue	$68,954	$75,593	$55,057
Cost of revenue	37,761	41,533	32,059

Gross margin	31,193	34,060	22,998
Selling, general and administrative expenses	16,471	14,329	12,369

Operating income	14,722	19,731	10,629
Interest income (expense)	192	73	(859)

Income from continuing operations before income taxes	14,914	19,804	9,770
Income tax expense	5,222	6,536	3,252

Income from operations	9,692	13,268	6,518
Extraordinary loss from early extinguishment of debt, net of income taxes	—	—	(2,499)
Net income	$9,692	$13,268	$4,019

Net income per share – Basic
Continuing operations	$0.47	$0.66	$0.33
Extraordinary loss from early extinguishment of debt	$—	$—	$(0.13)
Net income	$0.47	$0.66	$0.21
Net income per share – Diluted
Continuing operations	$0.45	$0.62	$0.32
Extraordinary loss from early extinguishment of debt	$—	$—	$(0.12)
Net income	$0.45	$0.62	$0.20
Shares used in calculating net income per share:
Basic	20,428	19,991	19,535
Diluted	21,521	21,428	20,452